Exhibit 10.1

October 28, 2011

DST SYSTEMS, INC.

333 W. 11th Street, Suite 500

Kansas City, Missouri 64105

Attention:	Kenneth V. Hager
Vice President, Chief Financial Officer and Treasurer

Re:          $125,000,000 Term Loan Facility

Ladies and Gentlemen:

BANK OF AMERICA, N.A. (the “Lender”) is pleased to make available to DST Systems, Inc., a Delaware corporation (the “Borrower”), a term loan credit facility on the terms and subject to the conditions set forth below.  Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.                                    The Facility.

(a)                                  The Term Loan.  Subject to the terms and conditions set forth herein, the Lender agrees to make available a term loan to the Borrower in an aggregate principal amount of ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) (the “Term Loan”) which is due and payable on the Maturity Date.  The Term Loan may consist of Base Rate Loans and/or Eurodollar Rate Loans, as further provided herein.  Amounts repaid on the Term Loan may not be reborrowed.

(b)                                 Borrowings, Conversions, Continuations. The Borrower may request that the Term Loan be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. (Charlotte, North Carolina time) on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice executed by a Responsible Officer of the Borrower to be received by the Lender not later than 11:00 a.m. (Charlotte, North Carolina time) three Business Days prior to the Business Day of the borrowing, continuation or conversion.  If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, or if an Event of Default exists and the Lender so requests, the Borrower shall be deemed to have requested that such Loan be converted to a Base Rate Loan on the last day of the applicable Interest Period.  If the Borrower requests that a Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month.  Notices pursuant to this Section 1(b) may be given by telephone if promptly confirmed in writing.  The initial Term Loan made on the Effective Date may be a Eurodollar Rate Loan so long as the Borrower provides a funding indemnity letter in form and substance reasonably satisfactory to the Lender

(along with a completed notice of borrowing duly executed by the Borrower) at least three Business Days prior to the Effective Date.

Each Eurodollar Rate Loan and each Base Rate Loan shall be in a minimum aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or the remaining amount of the Term Loan).  There shall be no more than one Interest Period in effect at any time.

(c)                                  Interest.  At the option of the Borrower, the Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus the Eurodollar Rate Margin or (ii) the Base Rate plus the Base Rate Margin.  Interest on Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed.  All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

The Borrower promises to pay interest (i) for each Eurodollar Rate Loan (A) on the last day of the applicable Interest Period, and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan; (ii) for Base Rate Loans, on the last Business Day of each calendar quarter; and (iii) for all Loans, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2%.  Furthermore, (A) while any Event of Default pursuant to Section 5(a) exists, the Borrower shall pay interest on the principal amount of the Loans at a rate per annum equal to the otherwise applicable interest rate plus 2% and (B) while any other Event of Default exists, upon the request of the Lender, the Borrower shall pay interest on the principal amount of the Loans at a rate per annum equal to the otherwise applicable interest rate plus 2%.  Accrued and unpaid interest on past due amounts shall be payable on demand.

In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)                                 Evidence of Loans.  The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records; provided, however, that upon the request of the Lender, the Loans may be evidenced by a promissory note in a form reasonably satisfactory to the Lender in addition to such loan accounts and records.  Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon.  Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)                                  Repayment.  The Borrower promises to pay the balance of the Term Loan then outstanding on the Maturity Date.  All payments to be made by the Borrower shall be made to the Lender in full without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make all payments required hereunder not later than 2:00 p.m. (Charlotte, North Carolina time) on the date of payment in same day funds in Dollars at the office of the Lender at Bank of America, N.A., 2001 Clayton Rd., Bldg. B, CA4-702-02-25, Concord, CA 94520-2405, Attn: G.K. Lapitan, Telephone: 925-675-8205 or such other address as the Lender may from time to time designate in writing.

(f)                                    Prepayments.

(i)            Voluntary.  The Borrower may voluntarily prepay the Loans in accordance with and subject to the provisions of Section 2.05(a) of the Incorporated Agreement.  Amounts prepaid may not be reborrowed.

(ii)           Mandatory.  (x) Immediately upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from the incurrence of additional Indebtedness (excluding any borrowings under revolving credit facilities in effect as of the date hereof up to the maximum commitment of such facilities in effect as of the date hereof) in an aggregate amount in excess of $25,000,000 over the term of this Agreement (the “Trigger Amount”) (excluding (A) Indebtedness under the Incorporated Agreement, (B) purchase money Indebtedness and capital lease financings incurred in the ordinary course of business, (C) Indebtedness incurred to replace and refinance the Bank of the West Real Estate Loan in accordance with the provisions of Section 4(b) and (D) Indebtedness incurred to replace and refinance any of the existing Indebtedness set forth on Schedule 1 attached hereto which by its terms as of the date hereof has a stated maturity prior to October 28, 2013 or which by its terms is payable on demand and such demand is made by the lender thereof prior to October 28, 2013), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds of such additional Indebtedness actually received by the Borrower or its Subsidiaries that are in excess of the Trigger Amount.  (y) In addition, the Borrower shall immediately prepay the Loans in full if the ALPS Acquisition has not been consummated in accordance with the ALPS Merger Agreement on or prior to November 4, 2011.

Any prepayment of a Eurodollar Rate Loan hereunder shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 of the Incorporated Agreement (as incorporated pursuant to Section 6(a) hereof).

(g)                                 Application of Facility.  The proceeds of Term Loan established hereby shall be used by the Borrower and its Subsidiaries solely to consummate the ALPS Acquisition.

2.                                       Conditions Precedent to Closing.

As a condition precedent to the extension of credit hereunder, the Lender must receive the following from the Borrower in form satisfactory to the Lender:

(i)	this Agreement duly executed and delivered on behalf of the Borrower;

(ii)

there shall not have occurred a material adverse change since December 31, 2010 in the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries taken as a whole;

(iii)

copies of the Organization Documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Effective Date;

(iv)

such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv)

such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)	no Default or Event of Default shall have occurred and be continuing;

(vii)

(a) a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for the Borrower and (b) a legal opinion of Randall D. Young, general counsel for the Borrower, in each case dated as of the Effective Date;

(viii)	a certificate executed by a Responsible Officer of the Borrower as of the Effective Date regarding the Solvency of the Borrower;

(ix)	a certificate or certificates executed by a Responsible Officer of the Borrower as of the Effective Date, stating that (A) the conditions specified in Section 2 have been satisfied, (B) the Borrower is in compliance with all existing material financial obligations and (C) all governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained (and attaching copies thereof); and

(x)

all Attorney Costs of the Lender to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender), shall have been paid.

(xi)	a notice of borrowing executed by the Borrower and delivered to the Lender; and

(xii)

each representation and warranty set forth in Section 3 below shall be true and correct in all material respects as if made on the date of such borrowing (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true an correct in all material respects as of such earlier date).

3.                                       Representations and Warranties.  The Borrower hereby represents and warrants that the Term Loan established hereby shall be used by the Borrower and its Subsidiaries solely in connection with the ALPS Acquisition.  The Borrower hereby further agrees that the representations and warranties contained in Article V of the Incorporated Agreement (the “Incorporated Representations”) are hereby incorporated by reference and shall be as binding on the Borrower as if fully set forth herein.  Notwithstanding the above, with respect to the Incorporated Provisions, (i) the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Incorporated Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Incorporated Agreement and (ii) the references to the “Closing Date” in Sections 5.03, 5.05(c), 5.22 and 5.23 of the Incorporated Agreement shall be deemed to refer to the Effective Date.

4.                                       Covenants.

(a)                                  So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied, the Borrower hereby agrees that the covenants and agreements applicable to it contained in Article VI (Affirmative Covenants) (except for the covenant contained in Section 6.11 of the Incorporated Agreement) and Article VII (Negative Covenants) of the Incorporated Agreement including, for purposes of this Section 4 each Additional Incorporated Agreement Covenant (collectively, the “Incorporated Covenants”), are hereby (or, in the case of each Additional Incorporated Agreement Covenant, shall, upon its effectiveness, be) incorporated by reference and shall be as binding on the Borrower as if fully set forth herein.

Any financial statements, certificates or other documents received by the Lender under the Incorporated Agreement shall be deemed delivered hereunder.

(b)                                 In addition to the Incorporated Covenants, so long as principal of and interest on any Loan or other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied, the Borrower and its Subsidiaries shall not (i) make any voluntary prepayments of the Bank of the West Real Estate Loan (other than in connection with a refinancing thereof by Bank of the West or one or more lenders in which the Bank of the West Real Estate Loan is paid in full and such refinancing indebtedness has a stated maturity date beyond October 28, 2013) and (ii) make any cash payments on or in connection with the exercise by the Borrower of its right, per the terms of Section 7 of the Series C Debentures, to redeem for cash all or part of the Series C Debentures.  For the avoidance of doubt, payments that are required under the Bank of the West Real Estate Credit Agreement (for reasons other than a default thereunder) in connection with the sale or conveyance of portions of the real estate described therein or in connection with the receipt of condemnation or casualty insurance proceeds shall not be considered “voluntary” prepayments as referred to above in clause (i) hereof.

(c)                                  The Borrower shall provide to the Lender, within two Business Days of the consummation of the ALPS Acquisition, a certificate executed by a Responsible Officer of the Borrower dated as of the closing date of the ALPS Acquisition, in form and substance reasonably satisfactory to the Lender, certifying that the ALPS Acquisition is permitted pursuant to Section 7.02(i) of the Incorporated Agreement.

(d)                                 The Borrower shall, on or before the date it is required to deliver the Compliance Certificate pursuant to Section 6.02(b) of the Incorporated Agreement as incorporated pursuant to Section 4(a), deliver to the Lender a detailed calculation of any additional Indebtedness required by the terms of Section 1(f)(ii) hereof to be applied toward the calculation of the Trigger Amount as of the end of such fiscal period then ended.

5.                                       Events of Default.  The following are “Events of Default:”

(a)                                  The Borrower fails to pay any principal of the Term Loan as and on the date when due; or

(b)                                 The Borrower fails to pay (i) any interest on any Loan, or any portion thereof, or (ii) any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, and such default shall continue unremedied for three (3) Business Days after the earlier of a Responsible Officer becoming aware of such default or written notice thereof has been given to the Borrower by the Lender; or

(c)                                  The Borrower fails to comply with any covenant or agreement incorporated herein by reference pursuant to Section 4 above, subject to any applicable grace period and/or notice requirement set forth in Article VIII of the Incorporated Agreement (it being understood and agreed that any such notice requirement shall be met by the Lender’s giving the applicable notice to the Borrower hereunder); or

(d)                                 The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 4(b), (c) or (d) hereof; or

(e)                                  Any representation or warranty in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by the Borrower pursuant to or in connection with any Loan Document proves to have been incorrect or misleading in any material respect when made or deemed made; or

(f)                                    Any “Event of Default” specified in Section 8.01 of the Incorporated Agreement (including for purposes of this Section 5(f) each Additional Incorporated Agreement Event of Default) (the “Incorporated Events of Default”) occurs and is continuing, without giving effect to any subsequently waiver or amendment thereof pursuant to the Incorporated Agreement, it being agreed that each such “Event of Default” shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Upon the occurrence of an Event of Default, the Lender may, upon written notice to the Borrower, declare all sums outstanding hereunder, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of any event specified in Sections 8.01(f) and (g) of the Incorporated Agreement, the Term Loan shall automatically terminate, and all sums outstanding hereunder, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.                                       Other Provisions Relating to the Term Loan; Miscellaneous.

(a)                                  The parties hereto hereby agree that the provisions set forth in Sections 1.02 1.03, 1.04, 1.05 and 2.05(a), Article III (other than Section 3.06), Section 8.03 and Article X (other than Sections 10.01, 10.06, 10.13 and 10.14) of the Incorporated Agreement (the “Additional Incorporated Provisions”) are incorporated by reference (with such adjustments or modifications as necessary to maintain the substance of the provisions contained therein) and shall be binding on the parties hereto as if set forth fully herein.  The incorporation by reference to the Incorporated Agreement of the Incorporated Representations, the Incorporated Covenants, the Incorporated Events of Default, the Additional Incorporated Provisions and the Incorporated Definitions shall survive the termination of the Incorporated Agreement.  The Incorporated Representations, the Incorporated Covenants, the Incorporated Events of Default, the Additional Incorporated Provisions and the Incorporated Definitions (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following

(with such adjustments or modifications as necessary to maintain the substance of the provisions contained therein):  (a) all references to “this Credit Agreement” shall be deemed to be references to this Agreement;  (b) all references to “the Administrative Agent”, “the Lenders” and “the Required Lenders” shall be deemed to be references to the Lender; (c) all references to “Default” and “Event of Default” shall be deemed to be references to a Default and an Event of Default, respectively; (d) all references to “the Loans” shall be deemed to be references to the Term Loan; (e) all references to “Committed Loans” shall be deemed to be references to the Term Loan; (f) all references to “Eurodollar Rate Loan” shall be deemed to be references to Eurodollar Rate Loan as defined herein; and (g) all references as to “Loan Document” or “Loan Documents” or any similar reference shall be deemed refer to this Agreement as well as the other Loan Documents.

(b)                                 No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated herein by reference pursuant to Section 4 above and any waiver of Section 5(e) or Section 5(f) above) or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.  No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(c)                                  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder.  The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the prior written consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower.  The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment.  All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(d)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(e)                                  SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE

SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(f)                                    WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (c) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(g)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE INCORPORATED AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(h)                                 The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(i)                                     THIS AGREEMENT AND THE OTHER LOAN DOCUMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Please indicate your acceptance of the Term Loan on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than October 28, 2011.

BANK OF AMERICA, N.A.

By:	/s/ Aileen Supeña
Name:	Aileen Supeña
Title:	Director

DST Systems, Inc.

Letter Loan Agreement

Accepted and Agreed to as of the date first written above:

BORROWER:	DST SYSTEMS, INC.

	By:	/s/ Kenneth V. Hager
	Name:	Kenneth V. Hager
	Title:	Vice President, Chief Financial Officer
And Treasurer

DST Systems, Inc.

Letter Loan Agreement

EXHIBIT A

DEFINITIONS

The parties hereto hereby agree that all capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Incorporated Agreement, as in effect as of the date hereof (the “Incorporated Definitions”) and such Incorporated Definitions are hereby incorporated by reference and shall be as binding on the parties as if set forth fully herein.

Additional Incorporated Agreement Covenant:

A covenant or agreement that is added to Article VI (Affirmative Covenants) or VII (Negative Covenants) of the Incorporated Agreement after the date hereof, as such covenant or agreement may be amended, supplemented or modified from time to time in any amendment, supplement or modification of the Incorporated Agreement.

Additional Incorporated Agreement Event of Default:

An “Event of Default” that is added to Article VIII of the Incorporated Agreement after the date hereof, as such “Event of Default” may be amended, supplemented or modified from time to time in any amendment, supplement or modification of the Incorporated Agreement.

ALPS Acquisition:

The Acquisition of ALPS Holdings by the Borrower on terms and conditions and pursuant to the Merger Agreement dated July 19, 2011 (the “ALPS Merger Agreement”) disclosed in the Borrower’s July 21, 2011 Form 8-K filing.

ALPS Holdings:	ALPS Holdings, Inc., a Delaware corporation.

Agreement:	This letter agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Bank of the West Real Estate Credit Agreement:

That certain Credit Agreement dated as of September 16, 2008 among DST Realty, Inc., Westside Industrial Park, L.L.C., DST Realty of California, Inc., DST Realty Connecticut, Inc., the various financial institutions from time to time party thereto and Bank of the West, as administrative agent, as may be further amended, supplemented or modified from time to time.

Bank of the West Real Estate Loan:	Loans in the original principal amount of $115,000,000 made pursuant to the Bank of the West Real Estate Credit Agreement.

Base Rate Loan:	A Loan bearing interest based on the Base Rate.

Base Rate Margin:	The greater of (x) 0.25% and (y) the Applicable Rate for Base Rate Loans under the Incorporated Agreement at such time less 50 bps.

Default:	Any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Effective Time:	October 28, 2011

Eurodollar Rate Loan:	A Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

Eurodollar Rate Margin:	The greater of (x) 1.25% and (y) the Applicable Rate for Eurodollar Rate Loans under the Incorporated Agreement at such time less 50 bps.

Event of Default:	Has the meaning set forth in Section 5.

Incorporated Agreement:

The Credit Agreement, dated as of April 16, 2010 among the Borrower, the Lender, as agent, and various financial institutions, including the Lender, as amended by that certain First Amendment to Credit Agreement dated as of August 9, 2010, that certain Second Amendment to Credit Agreement dated as of June 30, 2011 and as may be further amended, supplemented or modified from time to time.

Loans or Loan:	Shall mean the Base Rate Loans and/or the Eurodollar Rate Loans comprising the term loan made hereunder.

Loan Documents:	This Agreement and the promissory note (if requested by the Lender) delivered in connection with this Agreement.

Maturity Date:	The earliest to occur of (i) October 28, 2013 and (ii) the Springing Maturity Date.

Net Cash Proceeds:

The aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any issuance of Indebtedness referred to in Section 1(f)(x), net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof.

Springing Maturity Date:

September 13, 2013; provided that, there shall be no Springing Maturity Date if (a) the Bank of the West Real Estate Loan is no longer outstanding at such time or (b) the stated maturity date of the Bank of the West Real Estate Loan has been extended to a date later than October 28, 2013.